Exhibit 99.1

Amedisys Announces Paul Kusserow’s Retirement as Chief Executive Officer and Appoints Chris Gerard as Chief Executive Officer Effective April 15, 2022

Baton Rouge, LA (January 10th, 2022) - Amedisys, Inc. (NASDAQ: AMED), a leading provider of home health, hospice, personal care and high acuity care services, today announced that Chairman and Chief Executive Officer (CEO) Paul Kusserow will retire as CEO on April 15th, 2022. Upon his retirement as CEO, Mr. Kusserow will continue to serve as Chairman of the Board of Directors, and current President and Chief Operating Officer (COO), Chris Gerard, will assume the role of President and CEO and join the Board of Directors following the succession planning process that began in early 2021.

“Having the opportunity to be part of and lead Amedisys for the past seven years has genuinely been the highlight of my career. Seeing what we have built since 2014, the talent we have developed, the patients we have cared for and the quality care we have focused on and delivered has been simply astonishing,” Chairman and CEO Paul Kusserow said. “Though there is so much to be proud of, I am especially proud of the team we have assembled across the organization which is why I am so confident in a seamless transition to Chris. I’ve had the privilege of working with Chris over the last five years and have seen the value and insights he brings and am excited to see what he will do as CEO. I look forward to continuing to serve Chris and the Company as Chairman of the Board. It is important to me to take this opportunity to thank all our 21,000 employees who have helped to make all the successes of the last seven years possible. We truly could not have accomplished any of it without your work, commitment, and support. Thank you from the bottom of my heart.”

Amedisys Under Paul Kusserow’s Leadership

•	Improved Home Health Quality of Patient Care Star score from 3.5 stars to 4.33 stars – leading the industry

•	Migrated the entire Amedisys business to the Homecare Homebase (HCHB) platform

•	Focused on employees and being the employer of choice resulting in a voluntary turnover rate of approximately 18% and landing Amedisys on Modern Healthcare’s Best Place to Work list in 2021

•	Expanded Amedisys’ lines of business from Home Health and Hospice to Home Health, Hospice, Personal Care, Palliative Care, Hospital at Home and Skilled Nursing Facility (SNF) at Home

•	Invested in the Hospice business growing census from approximately 4,600 to over 13,000 and increasing the number of care centers from 80 to 177

•	Grew the market cap of Amedisys from $900 million to over $5.3 billion, while growing revenue by over 74%, generating substantial shareholder value

“Since Paul took over, the organization is better in nearly every way. On behalf of the Board of Directors, I want to sincerely thank him for his efforts and continued leadership,” said Lead Independent Director, Rich Lechleiter. “Of all that he has accomplished, building out the executive team may be one of his most impressive achievements and one that I know he is most proud of. The depth of talent is second to none and the way in which he and Chris have worked together to lead this company since Chris joined in 2017 will make for a seamless transition. Congratulations to Paul on his retirement and to Chris on his new role.”

“It is hard to quantify the impact that Paul has had on Amedisys and myself,” said President and COO, Chris Gerard. “I want to thank him and the Board of Directors of Amedisys for their confidence and trust in me, and I am truly humbled by the opportunity to follow Paul as Amedisys’ third CEO. Paul will leave very big shoes to fill, and I look forward to officially taking the reins from him and tackling the headwinds and many opportunities before Amedisys in 2022. Our organization is uniquely positioned in the market, and I am excited about the significant growth opportunities in front of us and our ability to execute on them. It’s a great time to be at Amedisys.”

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice, personal care and high acuity care services. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 2,900 hospitals and 78,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With ~21,000 employees, in 529 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 418,000 patients in need every year. For more information about the Company, please visit: www.amedisys.com.

Forward-Looking Statements:

When included in this press release, words like “believes,” “belief,” “expects,” “strategy,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “could,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: the impact of the novel coronavirus pandemic (“COVID-19”), including the measures that have been and may be taken by governmental authorities to mitigate it, on our business, financial condition and results of operations, changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical payment levels, our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively, competition in the healthcare industry, changes in the case mix of patients and payment methodologies, changes in estimates and judgments associated with critical accounting policies, our ability to maintain or establish new patient referral sources, our ability to consistently provide high-quality care, our ability to attract and retain qualified personnel, our ability to keep our patients and employees safe, changes in payments and covered services by federal and state governments, future cost containment initiatives undertaken by third-party payors, our access to financing, our ability to meet debt service requirements and comply with covenants in debt agreements, business disruptions due to natural disasters or acts of terrorism, widespread protests or civil unrest, our ability to integrate, manage and keep our information systems secure, our ability to realize the anticipated benefits of acquisitions, changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking, and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.

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Contact:

Nick Muscato	Kendra Kimmons
Amedisys, Inc.	Amedisys, Inc.
Investor Relations	Media Relations
615.928.5452	225.299.3720
Nick.muscato@amedisys.com	Kendra.kimmons@amedisys.com